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Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize) Square Marie Curie 40 B-1070 Brussels Belgium			B R U S S E L S
Bastion Tower Place du Champ de Mars 5 1050 Brussels
	T	+	32 2 504 7000
	Direct T	+	32 2 504 7618
	F	+	32 2 504 7200
	Direct F	+	32 2 404 7200
	E		vincent.macq@freshfields.com
	W		freshfields.com
	DOC ID		BR383328/9
	OUR REF		VM
YOUR REF
	CLIENT MATTER NO.		124494-0002

Brussels, 12 December 2006

Ladies and Gentlemen,

Re:	Registration under the Securities Act of 1933 of up to 7,500,000 Shares to be issued by Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize)

1.	We have acted as Belgian legal counsel to Etablissements Delhaize Frères et Cie “Le Lion” (Groupe Delhaize) (the “Company”), a Belgian company, in connection with the Company’s Registration Statement on Form S-8 filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933 (the “Registration Statement”), as amended, with respect to up to 7,500,000 ordinary shares, without nominal value, of the Company (the “Shares”) to be issued pursuant to the Delhaize Group 2002 Stock Incentive Plan (the “Plan”).

We have been asked to render an opinion as to the matters under Belgian law set out below, in connection with the Registration Statement.

2.	For the purpose of issuing this opinion, we have examined and relied upon the following documents:

(a)	the articles of association (statuts) of the Company, as last amended on 24 October 2006;

(b)	the Plan, as approved by the board of directors of the Company (the Board) on April 22, 2002 and by the shareholders of the Company on May 23, 2002; and

(c)	uncertified copies of corporate records, notarial deeds, agreements, documents and instruments executed on or before the date of this legal opinion as we have considered necessary or appropriate for the preparation of this opinion.

Freshfields Bruckhaus Deringer is a partnership under English law. The lawyers listed overleaf practise in Belgium. A complete list of the partners in Freshfields Bruckhaus Deringer is available on request at the above address.

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3.	In rendering this opinion, we have assumed the genuineness of all signatures on, and the authenticity and completeness of all, documents submitted to us as copies, executed copies or originals, and the exact conformity to the originals of all documents submitted to us as copies or executed copies.

4.	Based upon and subject to the foregoing, and to the further qualifications at forth herein and any factual matters not disclosed to us and inconsistent with the information revealed in the documents reviewed by us in the course of our examination referred to above, we are, as at the date hereof, of the opinion that any Shares to be issued upon exercise of any options granted under the Plan, to the extent that they will be issued by the Company in compliance with the then applicable provisions of the articles of association (“statuts”) of the Company, the laws of Belgium and the Plan, will be validly issued, fully paid up and (subject to the qualification set out in paragraph 7) non-assessable.

5.	In respect of the opinion given under paragraph 4, we understand that, although the Board has authorised the filing of a Form S-8 registration statement, some of the warrants that give right to the subscription of the Shares have not been issued by the Company as of the date hereof and, therefore, a further decision of the Board or the Company’s shareholders’ meeting shall be necessary to that effect.

In the same paragraph, the statement relating to the fact that the Shares will be fully paid up is made on the basis of the assumption that all Shares shall be issued in bearer or dematerialised form, so that they shall, as a matter of Belgian law, have to be fully paid up upon subscription.

6.	This opinion is given exclusively on the basis of the documents referred to above in point 2 and is strictly limited to the specific opinion set forth above in point 4. In addition, this opinion is limited to matters of the laws of Belgium as they presently stand and as they are interpreted in published case law of the courts of Belgium as at the date of this opinion. This opinion is governed by the laws of Belgium and any issues of interpretation or liability arising thereunder must be brought before a court in Belgium. Furthermore, this opinion speaks as of its date and we assume no obligation to update this opinion or to inform any person of any factual changes, changes of law or other matters coming to our knowledge or occurring after the date hereof which may affect this opinion in any respect.

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7.	In this opinion, Belgian legal concepts are expressed in English terms and not in their original Belgian terms and the concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. All legal concepts used or referred to in this opinion should be exclusively interpreted according to their respective meaning under the laws of Belgium. In particular, as far as the word “non-assessable” used in paragraph 4 is concerned, please note that this word has no legal meaning under the laws of Belgium and is used in this opinion only to mean that, with respect to the issuance of the Shares, a holder of the Shares will have no obligation to pay any additional amount in excess of the subscription price, subject to the terms of the Plan and the terms of issuance of the Shares.

8.	This opinion is addressed to you, is given for your benefit and may not be quoted in whole or in part, or otherwise referred to, or filed with or furnished to, any person other than yourselves and your advisers, or be used for any other purpose, without our prior written consent in each specific case. We however hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

Yours faithfully,

/s/ Vincent Macq